Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Notes

Market Linked Notes –Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Dow Jones Industrial Average® due March 2, 2027

Term Sheet to Preliminary Pricing Supplement dated January 30, 2023

Summary of Terms		Hypothetical Payout Profile**
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

**assumes a Maximum Return equal to the lowest possible Maximum Return that will be determined on the Pricing Date

If the Ending Level is less than or equal to the Starting Level, you will not receive any positive return on the notes.

The Issuer’s estimated value of the notes on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $924.90 per note but less than the original offering price. The estimated value of the notes is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the notes from you at any time after issuance. See “The Estimated Value of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923007941/tm231388d86_424b2.htm

Market Measure	The Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU”) (the “Index”)
Principal Amount (Original Offering Price)	$1,000 per note
Pricing Date*	February 27, 2023
Issue Date*	March 2, 2023
Calculation Day*	February 23, 2027
Stated Maturity Date*	March 2, 2027
Redemption Amount (per Note)

• if the Ending Level is greater than the Starting Level, $1,000 plus the lesser of: (i) $1,000 × Index Return × Participation Rate; and (ii) the Maximum Return; or

• if the Ending Level is less than or equal to the Starting Level:

$1,000

Maximum Return	At least 30.00% of the principal amount (at least $300.00 per note), to be determined on the Pricing Date
Participation Rate	100%
Index Return	(Ending Level – Starting Level) / Starting Level
Starting Level	The Closing Level of the Index on the Pricing Date
Ending Level	The Closing Level of the Index on the Calculation Day
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 4.00%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain notes sold in this offering, the Issuer may pay a fee of up to 0.10% per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.
CUSIP / ISIN	13607XFC6 / US13607XFC65
Material Tax Consequences	See the preliminary pricing supplement
*Subject to change

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-7 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Notes

•	You May Not Receive Any Positive Return On The Notes.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Index.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Notes Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	Our Estimated Value Of The Notes Will Be Lower Than The Original Offering Price Of The Notes.
•	Our Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Notes Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Notes Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	No Periodic Interest Will Be Paid On The Notes, But You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Notes Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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